EXHIBIT 23(a)

                     (LETTERHEAD OF COOPERS & LYBRAND)

                    CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in this Amendment No. 5 to the registration statement on Form S-3 (File No. 33-58715) of our report, which includes an explanatory paragraph expressing substantial doubt about the Company's ability to continue as a going concern and an explanatory paragraph referring to the Company's change in method of accounting for income taxes, dated March 10, 1995 on our audits of the financial statements and the financial statement schedule of Mercom, Inc. We also consent to the reference to our firm under the caption "Experts."

                                   /s/ COOPERS & LYBRAND L.L.P.

Philadephia, Pennsylvania
July 13, 1995